Exhibit 99.1
Press Release Dated July 20, 2010

NEWS RELEASE
July 20, 2010

Farmers Capital Bank Corporation Announces Second Quarter Earnings
Nonperforming Loans Show Improvement

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $2.8 million or $.32 per common share for the quarter ended June 30, 2010 compared to net income of $1.9 million or $.20 per common share for the quarter ended March 31, 2010 and a net loss of $801 thousand or $.17 per common share for the quarter ended June 30, 2009. Net income for the six months ended June 30, 2010 was $4.8 million or $.52 per common share compared to $2.5 million or $.22 per common share for the same six month period of 2009.

Net interest income has increased in each of the comparable periods mainly as a result of lower overall interest paid on deposit accounts. Noninterest income is up in each of the comparable periods due mainly to an increase in net gains on the sale of investment securities. The sale of investment securities was strategically made to lock in some of the increase in value and bolster capital after an analysis of multiple reinvestment scenarios that would minimize the impact on the net interest margin on a go forward basis. Net gains on the sale of investment securities were $3.4 million and $5.0 million for the three and six-month periods ended June 30, 2010. This represents increases of $1.8 million or 109% in the current quarter compared to the linked quarter, $2.1 million or 158% in the current quarter compared to the same quarter a year ago, and $2.9 million or 142% in the first six months of 2010 compared to the same six-month period a year ago.

The provision for loan losses increased $3.6 million or 185% in the linked quarter, but decreased $450 thousand or 7.6% in the current quarter compared to the same quarter a year ago and decreased $200 thousand or 2.6% in the six-month comparison. Noninterest expenses decreased $1.3 million or 7.8% in the linked quarter comparison and $958 thousand or 5.9% in the year-to-year quarterly comparison as overall cost containment and reduction efforts are being realized. For the six-month comparison, overall net noninterest expenses increased $427 thousand or 1.4% which was driven by higher expenses associated with repossessed real estate of $2.2 million. The increase in repossessed real estate expenses is mainly attributed to writing down these properties to their estimated fair value less costs to sell and not the result of deeply discounted sales.

Nonperforming assets were as follows for the periods indicated.

(In thousands)	June 30, 2010	March 31, 2010	December 31, 2009
Nonaccrual loans	$59,370	$64,011	$56,630
Loans 90 days or more past due and still accruing	1,279	1,554	1,807
Restructured loans	38,220	42,325	17,911
Total nonperforming loans	98,869	107,890	76,348

Other real estate owned	27,562	26,686	31,232
Other foreclosed assets	39	12	38
Total nonperforming assets	$126,470	$134,588	$107,618

Ratio of total nonperforming loans to total loans (net of unearned income)	8.0%	8.6%	6.0%

Farmers Capital Bank Corporation  *  Page 1 of 5

The $8.1 million or 6.0% decrease in nonperforming assets in the linked quarter comparison is made up of declines in all categories of nonperforming loans partially offset by a slight increase in other real estate owned and foreclosed assets. Nonaccrual loans decreased $4.6 million or 7.3%, restructured loans decreased $4.1 million or 9.7%, and loans past due 90 days or more past due and still accruing decreased $275 thousand or 17.7%. Other real estate owned increased $876 thousand or 3.3% in the linked quarter comparison.

Net loan charge-offs were $3.4 million and $1.6 million in the current three months and linked quarter, respectively, an increase of $1.8 million or 110%. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .27% and .13% in the current and linked quarters, respectively. The allowance for loan losses was $25.8 million or 2.09% of loans (net of unearned income) outstanding at June 30, 2010. At March 31, 2010 and year-end 2009, the allowance for loan losses was $23.7 million or 1.89% of net loans outstanding and $23.4 million or 1.84% of net loans outstanding, respectively.

Second Quarter 2010 Compared to First Quarter 2010

▪
The $896 thousand or $.12 per common share increase in earnings for the second quarter of 2010 compared to the first quarter of 2010 is attributed to higher overall noninterest income. Noninterest income increased $2.4 million or 31.8% in the linked quarter comparison and included a wide range of sources. Higher net gains on the sale of investment securities were the main source, increasing $1.8 million or 109%. Service charges and fees on deposits accounts increased $248 thousand or 11.6%, net gains on the sale of loans increased $101 thousand or 83.5%, and other non-deposit service charges, commissions, and fees increased $98 thousand or 8.7%.

▪
Net interest income increased $827 thousand or 6.1% due mainly to a decrease in interest expense on deposits of $707 thousand or 10.5% in the comparison. Net interest margin was 3.12% in the current quarter, an increase of 19 basis points from 2.93% in the linked quarter. Net interest spread was 2.91%, an increase of 15 basis points compared to 2.76%. The Company has strategically reduced many of its higher-rate deposit balances as part of its effort to improve net interest margin, overall profitability, and the capital position.

▪
The provision for loan losses increased $3.6 million or 185% in the linked quarter comparison. This increase is double the amount of increase in net loans charged off during the same period of $1.8 million. The Company believes the increase in the provision for loan losses is needed due to the continued elevated level of nonperforming loans.

▪
Noninterest expenses decreased $1.3 million or 7.8% and were distributed over a wide range of categories. Expenses related to foreclosed real estate decreased $680 thousand or 40.7% and salaries and employee benefits decreased $334 thousand or 4.7%.

▪	Income tax expense increased $38 thousand or 6.6% in the comparison. The effective income tax rate was 17.7% for the current quarter, a decrease from 22.7% in the linked quarter.

Second Quarter 2010 Compared to Second Quarter 2009

▪
Net income was $2.8 million or $.32 per common share for the quarter ended June 30, 2010 compared to a net loss of $801 thousand or $.17 per common share for the same quarter a year ago. The $3.6 million or $.49 per common share improvement is due to a combination of an increase in net interest income, a decrease in the provision for loan losses, an increase in net securities gains, and lower overall noninterest expenses.

▪
Net interest income increased $874 thousand or 6.5% due mainly to a decrease in interest expense on deposits of $2.6 million or 30.1%. Net interest margin was 3.12% in the current quarter, an increase of 27 basis points from 2.85% in the second quarter a year ago. Net interest spread was 2.91%, an increase of 30 basis points compared to 2.61%.

▪
The provision for loan losses decreased $450 thousand or 7.6% in the current quarter compared to a year earlier. The provision for loan losses began to increase significantly during the second quarter of 2009 as the level of nonperforming and impaired loans moved sharply upward.

▪
Noninterest income increased $2.0 million or 26.1% mainly due to a $2.1 million or 158% increase in net gains on the sale of investment securities. Other notable increases in noninterest income line items include non-deposit service charges of $109 thousand or 9.8%, service charges and fees on deposit accounts of $56 thousand or 2.4%, and allotment processing fees of $46 thousand or 3.3%. Decreases in noninterest income line items

Farmers Capital Bank Corporation  *  Page 2 of 5

include trust income of $201 thousand or 33.4%, net gains on the sale of mortgage loans of $123 thousand or 35.7%, and income from company-owned life insurance of $73 thousand or 21.9%.
▪
Noninterest expenses decreased $958 thousand or 5.9% as improvements were made in a variety of areas. Decreases in noninterest expense categories include deposit insurance expense of $614 thousand or 35.9%, salaries and employee benefits of $590 thousand or 8.0%, occupancy expense of $206 thousand or 14.8%, equipment expenses of $119 thousand or 15.5%, and intangible amortization of $128 thousand or 26.2%. Partially offsetting these lower noninterest expenses was a $766 thousand increase in expenses related to foreclosed real estate. Deposit insurance expense included $1.1 million related to a special assessment during the second quarter of 2009 by the FDIC as part of its plan to replenish the Deposit Insurance Fund.

▪
Income tax expense was $610 thousand in the second quarter of 2010 compared to a tax benefit of $74 thousand for the same period in 2009. The effective income tax rate was 17.7% in the current quarter. The income tax benefit recorded in the second quarter of 2009 was driven by the $875 thousand net loss before income taxes.

Six-month Comparison

▪
The $2.3 million or $.30 per common share increase in net income for the six months ending June 30, 2010 compared to the first six months of 2009 is attributed mainly to higher net gains on the sale of investment securities.

▪
Noninterest income increased $2.8 million or 19.3% due primarily to a $2.9 million or 142% increase in net gains on the sale of investment securities. Other favorable increases included non-deposit service charges of $183 thousand or 8.5% and allotment processing fees of $142 thousand or 5.4%. Decreases in noninterest income line items include net gains on the sale of mortgage loans of $348 thousand or 50.4%, trust income of $208 thousand or 20.1%, and income from company-owned life insurance of $105 thousand or 16.0%.

▪
The provision for loan losses decreased $200 thousand or 2.6% in the current six months compared to a year earlier. The provision for loan losses began to increase significantly during the second quarter of 2009 as the level of nonperforming and impaired loans moved sharply upward.

▪
Net interest margin was 3.03% for the first six months of 2010, an increase of 9 basis points from 2.94% in the same period a year ago. Net interest spread was 2.84%, up 16 basis points compared to 2.68%.

▪
Although improvements are being made in a significant number of noninterest expense categories, overall noninterest expenses increased $427 thousand or 1.4% driven by a $2.2 million increase related to foreclosed real estate. Decreases in noninterest expense categories include salaries and employee benefits of $1.0 million or 6.8%, intangible amortization of $257 thousand or 26.3%, occupancy expense of $250 thousand or 9.2%, and equipment expenses of $213 thousand or 14.0%.

▪
Income tax expense increased $385 thousand or 48.3% in the comparison and reflects an increase in taxable income. The effective income tax rate was 19.8% for the current six months compared to 24.1% for the same period a year earlier.

Balance Sheet

▪
Total assets were $2.1 billion at June 30, 2010, a decrease of $55.5 million or 2.6% from March 31, 2010. The net decrease in total assets is attributed mainly to decreases in cash and cash equivalents of $21.1 million or 9.7%, investment securities of $22.8 million or 4.1%, and loans (net of unearned income) of $17.5 million or 1.4%.

▪
The decrease in cash and cash equivalents reflects an overall lower net funding position of the Company and, along with a decrease in net loans and investment securities, is in line with management’s broad strategy of realigning the balance sheet.

▪
Net deposits decreased $101 million or 6.2% in the linked quarter comparison. Interest bearing deposits decreased $97.3 million or 6.9% and noninterest bearing deposit balances declined $3.2 million or 1.6%. The Company has strategically reduced many of its higher-rate deposit balances as part of its effort to improve net interest margin, overall profitability, and the capital position.

▪
Short-term borrowings increased $38.4 million or 99% in the linked quarter. The increase relates mainly to $39.1 million in funds received from the Commonwealth of Kentucky that were included in short-term repurchase agreements at the end of the current quarter.

Farmers Capital Bank Corporation  *  Page 3 of 5

▪
Nonperforming loans were $99 million at June 30, 2010, a decrease of $9.0 million or 8.4% compared to $108 million at March 31, 2010. As disclosed above, improvements were made in all categories of nonperforming loans as follows: nonaccrual loans decreased $4.6 million or 7.3%, restructured loans decreased $4.1 million or 9.7%, and loans past due 90 days or more and still accruing interest decreased $275 thousand or 17.7%.

▪	The allowance for loan losses was 2.09% of loans outstanding (net of unearned income) at June 30, 2010, an increase of 20 basis points compared to 1.89% at March 31, 2010.
▪
On a consolidated basis, the Company’s regulatory capital levels remains in excess of “well-capitalized” as defined by its regulators. At the subsidiary bank level, the Company continues to work with its regulatory agencies to ensure that capital requirements are met as outlined in the agreements to which they are subject.

Dividend Status

Under an agreement with its banking regulatory authorities entered into last fall, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of the Company’s request to make interest payments on its trust preferred securities and dividends on its preferred stock this quarter, the Company did not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) seek regulatory approval for the payment of common stock dividends.  Moreover, the Company will not pay any such dividends on its common stock in any subsequent quarter until the regulator’s assessment of the earnings of the Company’s subsidiaries, and the Company’s assessment of its capital position, both yield the conclusion that the payment of a Company common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Farmers Capital Bank Corporation   *   Page 4 of 5

Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Interest income	$23,475	$23,382	$25,479	$46,857	$51,808
Interest expense	9,198	9,932	12,076	19,130	24,166
Net interest income	14,277	13,450	13,403	27,727	27,642
Provision for loan losses	5,490	1,926	5,940	7,416	7,616
Net interest income after provision for loan losses	8,787	11,524	7,463	20,311	20,026
Noninterest income	9,869	7,490	7,825	17,359	14,550
Noninterest expenses	15,205	16,497	16,163	31,702	31,275
Income (loss) before income tax expense	3,451	2,517	(875)	5,968	3,301
Income tax expense (benefit)	610	572	(74)	1,182	797
Net income (loss)	$2,841	$1,945	$(801)	$4,786	$2,504

Net income (loss)	$2,841	$1,945	$(801)	$4,786	$2,504
Preferred stock dividends and discount accretion	(466)	(466)	(462)	(932)	(876)
Net income (loss) available to common shareholders	$2,375	$1,479	$(1,263)	$3,854	$1,628

Per common share
Basic and diluted net income (loss)	$.32	$.20	$(.17)	$.52	$.22
Cash dividend declared	N/A	N/A	.25	N/A	.50

Averages
Loans, net of unearned interest	$1,250,667	$1,264,314	$1,319,377	$1,257,453	$1,317,491
Total assets	2,149,940	2,187,898	2,268,229	2,168,814	2,247,021
Deposits	1,584,156	1,639,562	1,634,587	1,611,706	1,613,291
Shareholders’ equity	151,808	150,147	197,990	150,982	196,580

Weighted average common shares outstanding – basic and diluted	7,384	7,379	7,363	7,382	7,360

Return on average assets	.53%	.36%	(0.14)%	.45%	.22%
Return on average equity	7.51%	5.25%	(1.62)%	6.39%	2.57%

	June 30, 2010	March 31, 2010	December 31, 2009
Cash and cash equivalents	$195,230	$216,318	$218,336
Investment securities	536,235	559,058	548,848
Loans, net of allowance of $25,824, $23,694, and $23,364	1,212,109	1,231,784	1,248,578
Other assets	149,163	141,082	155,800
Total assets	$2,092,737	$2,148,242	$2,171,562

Deposits	$1,523,898	$1,624,436	$1,633,433
Federal funds purchased and other short-term borrowings	76,967	38,597	47,215
Other borrowings	311,544	311,757	316,932
Other liabilities	27,234	24,271	26,755
Total liabilities	1,939,643	1,999,061	2,024,335

Shareholders’ equity	153,094	149,181	147,227
Total liabilities and shareholders’ equity	$2,092,737	$2,148,242	$2,171,562

End of period book value per common share1	$16.85	$16.36	$16.11
End of period tangible book value per common share2	16.27	15.74	15.44
End of period common share value	5.05	8.57	10.22
End of period dividend yield3 on common shares	N/A	N/A	3.91%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
3Represents annualized common dividend declared divided by the end of period common share value.

Farmers Capital Bank Corporation   *   Page 5 of 5